Exhibit 23.6

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in the Registration Statement (Form S-8) of Teva Pharmaceuticals Industries Limited pertaining to its various stock compensation plans, and to the incorporation by reference therein of our report dated February 10, 2003, with respect to the consolidated financial statements and schedule of SICOR Inc., included in the Form 6-K dated January 20, 2004 of Teva Pharmaceuticals Industries Limited, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California February 16, 2004